UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BlackRock ESG Capital Allocation Term Trust (NYSE: ECAT)

BlackRock.

Final Notice – Please Vote Today

Dear Valued Shareholder:

We would like to thank you for your continued support of BlackRock ESG Capital Allocation Term Trust's ("ECAT") trustees. **This will be the last mailing you will receive from BlackRock relating to this proxy contest.**

We understand that the proxy contest process can be frustrating, and that you have received a number of communications from us. Please understand that a certain number of votes must be received in order to hold ECAT's 2023 Annual Meeting of Shareholders (the "Annual Meeting"). To meet this requirement, we have decided to adjourn the Annual Meeting to August 7, 2023. As a result, **you still have an opportunity to vote for the future of your Fund by voting "FOR" the Board's Nominees on the WHITE proxy card.**

Under the Board's leadership, **ECAT is up 22.4% year-to-date, significantly outperforming peers and the S&P 500.** Additionally, year-to-date, ECAT has increased your monthly distribution rate by +25% while peers have reduced their distributions by -17%.

Return on $1000 Investment[1]
(Year-to-date period ended June 30, 2023)


$224
$54
$169
Year-to-Date
ECAT
Peer Group Avg
S&P 500

Distribution Rate Growth[1]
(Year-to-date period ended June 30, 2023)


25%
-17%
Year-to-Date
ECAT
Peer Group Median (ex ECAT)

Source: Morningstar data as of June 30, 2023. (1) Peer group is represented by the US CE Tactical Allocation Morningstar category.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN

How does the Board recommend that I vote?

✓ The Board, including the independent Board Members, *unanimously* recommends a vote "FOR" the Board's Nominees, who have created value for all shareholders, using the **WHITE proxy card.**

✗ **Please do NOT send back the gold proxy card you may receive from Saba,** as this will cancel your prior vote for the Board's Nominees. Only your latest dated proxy will count at the meeting.

Vote Online	Vote by Phone
using the website provided on your **WHITE** proxy card and following the simple instructions	by calling the toll-free number on your **WHITE** proxy card and following the simple instructions

If you have any questions about the proposal to be voted, please feel free to contact Georgeson LLC, toll free at 1-800-676-0281.

BlackRock.

Shareholders should not draw any conclusions about the Fund's investment performance from the amount of the Fund's current distributions or from the terms of the Fund's Plan.

All investments involve risk, including the possible loss of the principal amount invested.

Important information about the Fund
This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock ESG Capital Allocation Term Trust (ECAT). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities.

Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund's dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares.

Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund's shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount.

© 2023 BlackRock, Inc. or its affiliates. All Rights Reserved. **BLACKROCK** is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners.

July 2023 | BlackRock ESG Capital Allocation Term Trust (ECAT)

Not FDIC Insured • May Lose Value • No Bank Guarantee